UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) or 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         SAMARITAN PHARMACEUTICALS, INC.
               (Exact name of registrant as specified in charter)

            NEVADA                                       88-0431538
            ------                                       ----------
(State or other jurisdiction of                  (I.R.S. Employer I.D. No.)
incorporation or organization)

            101 Convention Center Drive, Suite 310
                      Las Vegas, Nevada                       89109
                      -----------------                       -----
           (Address of principal executive offices)           (Zip)


         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) check the following box. [ ]

         Securities Act registration statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                    Name of Each Exchange on Which
           to be Registered                     Each Class is to be Registered
           ----------------                     ------------------------------
 Common Stock, par value $0.001 per share           American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:


                                      None
                                (Title of class)

Item 1.  Description of the Registrant's Securities to be Registered.

         This Registration Statement relates to the common stock, $.001 par value, of Samaritan Pharmaceuticals, Inc. (the "Company" or "Registrant"). Following is a description of the capital stock of the Company:

         The Company is authorized to issue 200,000,000 shares, of "common stock," $0.001 par value. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of common stock, and the number of shares constituting any such series and the designation thereof, or any of them. The Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         The Board of Directors is also authorized to issue up to five million (5,000,000) shares of preferred stock. The relative rights, preferences and limitations of such preferred stock shall be determined by resolution of the Board of Directors in its sole discretion, and by filing a certificate pursuant to applicable law. The Board of Directors shall have the sole authority to issue shares of such preferred stock to whomever and for whatever purposes it deems appropriate. The Board of Directors is expressly authorized to divide such preferred shares into separate series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series. Each share of each series preferred stock shall have the same relative rights as, and be identical in all respects with, all the other shares of the same series. Among other things, the Board of Directors may designate the following variations among any of the various series of preferred stock without further action of the stockholders of the Company:

      (a) the distinctive series designation and the number of shares constituting such series;

      (b) the dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

      (c) the voting powers, full or limited, if any, of shares of such series;

      (d) whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

      (e) the amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Company;

      (f) whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

      (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the company and, if so, conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

      (h) the price or other consideration for which the shares of such series shall be issued; and

      (i) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of series preferred stock and whether such shares may be reissued as shares of the same or any other series of series preferred stock.

      (j) dividends on outstanding shares of preferred stock shall be paid and set apart for payment before any dividends shall be paid or set apart for payment on the common stock with respect to the dividend period. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets available for distribution to the holders of outstanding shares of preferred stock of all series shall be insufficient to pay such holders, the full preferential amount to which such holders are entitled, then such assets shall be distributed ratably among the shares of all series, if any, of preferred stock in accordance with their respective preferential amounts payable with respect thereto.

 Item 2.  Exhibits.


Listed below are all exhibits filed as part of this report. Some exhibits are filed by the Registrant with the Securities and Exchange Commission pursuant to Rule 12b-32 under the Securities Exchange Act of 1934, as amended.

Exhibits
No.                      Description
----------------------------------------------------------------------
1. Specimen of Samaritan Pharmaceuticals, Inc.'s common stock certificate (1)
2. Samaritan Pharmaceuticals, Inc.'s Articles of Incorporation, as amended and restated (2)
3. Samaritan Pharmaceuticals, Inc.'s By-laws (3)
4. Samaritan Pharmaceuticals, Inc.'s Form 10-KSB for fiscal year ended December 31, 2003 filed on April 14, 2004 (4)
5. Samaritan Pharmaceuticals, Inc.'s Form 10-QSB for the quarter ended March 31, 2004 filed on May 17, 2004 (4)
6. Samaritan Pharmaceuticals, Inc.'s Form 10-QSB for the quarter ended June 30, 2004 filed on August 16, 2004 (4)
7. Samaritan Pharmaceuticals, Inc.'s latest definitive proxy statement filed on April 29, 2004 (4)
8. Samaritan Pharmaceuticals, Inc.'s Form 10-QSB/A for the quarter ended June 30, 2004 filed on August 18, 2004 (4)
------------------------------------------
(1) Filed as an exhibit to Samaritan Pharmaceutical's Form 10-SB, filed on July 21, 1999, and incorporated herein by reference.
(2) Filed as an exhibit to Samaritan Pharmaceutical's Registration Statement on Form SB-2 (SEC file number 333-105818) an incorporated herein by reference.
(3) Filed as an exhibit to Samaritan Pharmaceutical's Annual Report on Form 10K-SB, filed on April 3, 2001, and incorporated herein by reference.
(4) Incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                                  SAMARITAN PHARMACEUTICAL, INC


Dated:   August 25, 2004                          By: /s/ Eugene Boyle
                                                      ----------------
                                                      Eugene Boyle
                                                      CFO, COO, Director